Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
Jonathan D. Hill, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FIRST QUARTER 2024 EARNINGS

Highlights:

Net Income:	$6.1 million for Q1 2024
Revenue:	$30.5 million for Q1 2024
Total Assets:	$2.01 billion, decreased 0.7% from December 31, 2023
Total Loans:	$1.79 billion, decreased 0.1% over December 31, 2023
Total Deposits:	$1.56 billion, increased 0.7% from December 31, 2023

WASHINGTON TOWNSHIP, NJ, April 19, 2024 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2024.
Highlights for the three months ended March 31, 2024:
•Net income available to common shareholders was $6.1 million, or $0.51 per basic common share and $0.51 per diluted common share, for the three months ended March 31, 2024, a decrease of $5.0 million, or 44.8%, compared to net income available to common shareholders of $11.1 million, or $0.93 per basic common share and $0.92 per diluted common share, for the three months ended March 31, 2023. The decrease was primarily due to lower net interest income, an increase in the provision for credit losses, and lower non-interest income.

•Net interest income decreased 18.0% to $14.1 million for the three months ended March 31, 2024, compared to $17.1 million for the same period in 2023.

•Provision for credit losses was $0.2 million for the three months ended March 31, 2024, compared to a recovery for credit losses of $2.4 million for the same period in 2023.

•Non-interest income decreased $0.7 million, or 40.4%, to $1.1 million for the three months ended March 31, 2024, compared to $1.8 million for the same period in 2023.

•Non-interest expense decreased $0.2 million, or 3.3%, to $6.5 million for the three months ended March 31, 2024, compared to $6.8 million for the same period in 2023.

The following is a recap of the significant items that impacted the three months ended March 31, 2024:
Interest income increased $3.5 million for the first quarter of 2024 compared to the same period in 2023, primarily due to an increase in interest and fees on loans of $3.5 million to $28.1 million, a 14.4% increase, primarily driven by an increase in average outstanding loan balances and higher market interest rates. This was partially offset by a decrease in interest earned on average deposits held at the Federal Reserve Bank ("FRB") of $0.1 million during the three months ended March 31, 2024, due to lower average balances being held on such deposits.

Interest expense increased $6.5 million, or 73.8%, to $15.4 million for the three months ended March 31, 2024, compared to the same period in 2023, primarily due to higher market interest rates, combined with changes in the mix of deposits and borrowings.

The provision for credit losses was $0.2 million for the three months ended March 31, 2024, compared to a recovery of $2.4 million for the same period in 2023. The provision recovery for the three months ended March 31, 2024, was driven by a decrease in the construction loan portfolio post CECL implementation that resulted in the provision recovery, while the increase in provision expense during the three months ended March 31, 2024, was due to a change in the mix of the loan portfolio resulting in an increase in the qualitative loss factors, mainly attributed to the residential 1 - 4 family investment and multi-family loan portfolios.

Non-interest income decreased $0.7 million, or 40.4%, for the three months ended March 31, 2024 compared to the same period in 2023, primarily as a result of a decrease in service fees on deposit accounts of $0.8 million, partially offset by an increase in other loan fees $0.1 million.

Non-interest expense decreased $0.2 million, or 3.3%, for the three months ended March 31, 2024, compared to the same period in 2023, primarily driven by a decrease in compensation and benefits of $0.4 million, and a decrease in professional service fees of $0.1 million, partially offset by an increase in OREO expense of $0.2 million, and an increase in FDIC insurance assessments of $0.1 million.

Income tax expense decreased $1.2 million for the three months ended March 31, 2024 compared to the same period in 2023. The effective tax rate for the three months ended March 31, 2024 was 26.6%, compared to 23.6% for the same period in 2023.

March 31, 2024 discussion of financial condition
•Total assets decreased to $2.01 billion at March 31, 2024, from $2.02 billion at December 31, 2023, a decrease of $14.4 million, or 0.71%, primarily due to a decrease in cash and cash equivalents, net loans, and other assets.
•Cash and cash equivalents totaled $171.1 million at March 31, 2024, as compared to $180.4 million at December 31, 2023. The decrease in cash and cash equivalents was primarily due to a decrease in borrowings, partially offset by an increase in deposits.
•The investment securities portfolio decreased to $15.9 million at March 31, 2024, from $16.4 million at December 31, 2023, a decrease of $0.5 million, or 2.9%, primarily due to pay downs of securities.
•Gross loans decreased $1.8 million or 0.1%, to $1.79 billion at March 31, 2024.
•Nonperforming loans at March 31, 2024 decreased to $7.0 million, representing 0.39% of total loans, a decrease of $0.3 million, or 3.8%, from $7.3 million of nonperforming loans at December 31, 2023. Other Real Estate Owned ("OREO") at March 31, 2024 was $1.6 million, unchanged from December 31, 2023. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.42% and 0.44% of total assets at March 31, 2024 and December 31, 2023, respectively. Loans past due 30 to 89 days were $1.1 million at March 31, 2024, an increase of $0.9 million from December 31, 2023.
•The allowance for credit losses was $31.9 million at March 31, 2024, as compared to $32.1 million at December 31, 2023. The ratio of the allowance for credit losses to total loans was 1.79% and 1.80% at March 31, 2024 and at December 31, 2023, respectively. The ratio of allowance for credit losses to non-performing loans was 456.8% at March 31, 2024, compared to 442.5%, at December 31, 2023.

•Other assets decreased $2.1 million during the three months ended March 31, 2024, to $8.4 million at March 31, 2024 from $10.5 million at December 31, 2023, primarily driven by a decrease of $2.0 million in prepaid taxes.
•Total deposits were $1.56 billion at March 31, 2024, up from $1.55 billion at December 31, 2023, an increase of $10.9 million or 0.7% compared to December 31, 2023. The increase in deposits was attributed to an increase in money market deposits of $77.0 million, and an increase in interest demand deposits of $4.3 million, partially offset by a decrease in non-interest demand deposits of $35.8 million, a decrease in time deposits of $23.3 million, and a decrease in savings deposits of $11.4 million.

•Total borrowings decreased $30.0 million during the three months ended March 31, 2024, to $138.2 million at March 31, 2024 from $168.1 million at December 31, 2023, driven by $30.0 million of FHLBNY term borrowing maturities.
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•Total equity increased to $288.4 million at March 31, 2024, up from $284.3 million at December 31, 2023, an increase of $4.1 million, or 1.4%, primarily due to the retention of earnings, partially offset by the payment of $2.2 million of cash dividends. Tangible book value per common share at March 31, 2024 was $24.08, compared to $23.75 at December 31, 2023.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"Economic turmoil and interest rate confusion continued in the first quarter of 2024. Subsequent to previous Fed comments indicating lowering interest rates in 2024, based on their belief that inflation was coming under control, reports came out indicating inflation is still higher than expected. It now appears that the Feds will need to push back their projected rate cuts. Increased funding costs continued to outpace the increase in the loan portfolio yield in the 1st quarter, reducing net interest income. Slow loan growth continued in the 1st quarter of 2024 as it was difficult to qualify new projects due to higher debt service caused by higher interest rates. However, we are seeing more activity in potential borrowers adjusting to the higher interest rates and beginning to pursue financing. We believe that there is potential to increase the rate of growth of our loan portfolio, although caution is still warranted."
"Continued tight control of our expenses combined with an anticipated improved net interest margin supports projected profitability. The market turmoil dictates continued strength of our Allowance for Credit Losses, which is 1.79%. We are well structured with strong capital and reserves, allowing us to continue to be aware of opportunities in the market, and if positive, move forward while maintaining a safe and sound bank."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future; our ability to react quickly to any increase in loan delinquencies; our ability to face current challenges in the market; our ability to be well positioned to take advantage of opportunities; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to increase the rate of growth of our loan portfolio; our ability to continue to improve net interest margin; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2024	2023
	(Dollars in thousands)
Assets
Cash and cash equivalents	$171,093	$180,376
Investment securities	15,911	16,387
Loans, net of unearned income	1,785,542	1,787,340
Less: Allowance for credit losses	(31,918)	(32,131)
Net loans	1,753,624	1,755,210
Premises and equipment, net	5,501	5,579
Bank owned life insurance (BOLI)	28,575	28,415
Other assets	34,369	37,534
Total assets	$2,009,073	$2,023,500

Liabilities and Equity

Non-interest bearing deposits	$196,388	$232,189
Interest bearing deposits	1,367,316	1,320,638
FHLBNY borrowings	95,000	125,000
Subordinated debentures	43,158	43,111
Other liabilities	18,825	18,245
Total liabilities	1,720,687	1,739,183

Total shareholders’ equity	288,386	284,317
Total equity	288,386	284,317

Total liabilities and equity	$2,009,073	$2,023,500

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended March 31,
	2024	2023
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$28,083	$24,545
Interest and dividends on investments	249	210
Interest on deposits with banks	1,145	1,269
Total interest income	29,477	26,024
Interest expense:
Interest on deposits	13,457	7,582
Interest on borrowings	1,966	1,293
Total interest expense	15,423	8,875
Net interest income	14,054	17,149
Provision for (recovery of) credit losses	204	(2,400)
Net interest income after provision for (recovery of) credit losses	13,850	19,549
Non-interest income
Service fees on deposit accounts	379	1,215
Other loan fees	238	178
Bank owned life insurance income	160	143
Other	285	246
Total non-interest income	1,062	1,782
Non-interest expense
Compensation and benefits	3,218	3,641
Professional services	445	593
Occupancy and equipment	641	644
Data processing	366	301
FDIC insurance and other assessments	331	225
OREO expense	353	172
Other operating expense	1,181	1,185
Total non-interest expense	6,535	6,761
Income before income tax expense	8,377	14,570
Income tax expense	2,226	3,440
Net income attributable to Company	6,151	11,130
Less: Preferred stock dividend	(6)	(7)
Net income available to common shareholders	$6,145	$11,123
Earnings per common share
Basic	$0.51	$0.93
Diluted	$0.51	$0.92
Weighted average common shares outstanding
Basic	11,958,776	11,944,163
Diluted	12,165,772	12,160,793

Table 3: Operating Ratios

	Three months ended
	March 31,
	2024	2023
Return on average assets	1.27%	2.31%
Return on average common equity	8.60%	16.65%
Interest rate spread	2.24%	2.87%
Net interest margin	3.21%	3.65%
Efficiency ratio*	43.23%	35.71%
*     Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data

	March 31,	December 31,
	2024	2023
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$31,918	$32,131
Allowance for credit losses to total loans	1.79%	1.80%
Allowance for credit losses to non-accrual loans	456.75%	442.51%
Non-accrual loans	$6,988	$7,261
OREO	$1,550	$1,550